Exhibit 99.1

ATRIUM COMPANIES, INC. ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004

DALLAS, TX, Nov. 8, 2004 - Atrium Companies, Inc. ("Atrium" or the "Company"), one of the largest manufacturers and suppliers of residential windows in North America, today announced its unaudited financial results for the third quarter and year-to-date period ended September 30, 2004. Selected financial results are set forth in this press release and the Company's definitive results will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the "SEC") no later than Monday, November 15, 2004.

The following is a summary of Atrium's financial highlights for the third quarters and year-to-date periods ended September 30, 2004 and 2003. Reported results include the results of MD Casting, Inc., Danvid Window Company, Aluminum Screen Manufacturers, Inc., Superior Engineered Products Corporation, Atrium Shutters, Inc., West Coast Custom Finish, Inc. and Kinco, Ltd. (collectively, the “Acquisitions”) since their respective dates of acquisition. Pro forma results give effect to the Acquisitions, the sale of the Company in December 2003 and the related debt refinancing as if they occurred on January 1, 2003.

Reported:

➢	Net sales increased $30.5 million, or 18.3%, to $197.4 million during the third quarter of 2004 compared to $166.9 million during the third quarter of 2003. For the year-to-date period, net sales increased $93.7 million, or 21.2%, to $535.9 million compared to $442.2 million during 2003.

➢	Gross profit totaled $59.8 million (30.3% of net sales) during the third quarter of 2004 compared to $55.0 million (32.9% of net sales) during the third quarter of 2003. For the year-to-date period, gross profit totaled $161.8 million (30.2% of net sales) compared to $142.5 million (32.2% of net sales) during 2003.

➢	Net income was $8.3 million during the third quarter of 2004 compared to $10.9 million during the third quarter of 2003, while net income for the year-to-date period was $11.1 million compared to $17.8 million during 2003.

➢	EBITDA totaled $25.6 million (13.0% of net sales) during the third quarter of 2004 compared to $24.8 million (14.9% of net sales) during the third quarter of 2003. For the year-to-date period, EBITDA totaled $62.0 million (11.6% of net sales) compared to $57.9 million (13.1% of net sales) during 2003.

“While we are disappointed with the third quarter financial results, the less than expected performance can be partially attributed to our recently completed acquisitions of two businesses that operate primarily in the state of Florida. The catastrophic weather conditions that plagued that area of the country throughout the third quarter hampered both operations and was a significant factor contributing to our performance. With the hurricane season behind us, both businesses are beginning to return to normal. On a positive note, we expect to benefit from the increased awareness of our product offerings, specifically our hurricane protection systems,” stated Chief Executive Officer Jeff L. Hull.

Mr. Hull added, “In addition to dealing with weather issues, the business continued to be negatively affected by raw material inflation and rising workers’ compensation and health insurance costs. While we have completed a number of initiatives to mitigate the impact of each of these items, including increasing selling prices and restructuring insurance programs, the full effect of these changes has yet to be felt.”

Pro Forma:

➢	Pro forma net sales were flat at $209.5 million during the third quarter of 2004 compared to $209.6 million during the third quarter of 2003. For the year-to-date period, pro forma net sales increased $21.8 million, or 3.8%, to $590.1 million compared to $568.3 million during 2003.

➢	Pro forma gross profit totaled $62.2 million (29.7% of pro forma net sales) during the third quarter of 2004 compared to $68.7 million (32.8% of pro forma net sales) during the third quarter of 2003. For the year-to-date period, pro forma gross profit totaled $175.5 million (29.7% of pro forma net sales) compared to $180.5 million (31.8% of pro forma net sales) during 2003.

➢	Pro forma net income was $8.4 million during the third quarter of 2004 compared to $14.2 million during the third quarter of 2003, while pro forma net income for the year-to-date period was $12.3 million compared to $23.8 million during 2003.

➢	Pro forma EBITDA totaled $26.2 million (12.5% of pro forma net sales) during the third quarter of 2004 compared to $31.1 million (14.8% of pro forma net sales) during the third quarter of 2003. For the year-to-date period, pro forma EBITDA totaled $66.3 million (11.2% of pro forma net sales) compared to $72.8 million (12.8% of pro forma net sales) during 2003.

The results for the third quarter and year-to-date period ended September 30, 2004 are preliminary and subject to completion of the annual audit by Atrium's independent public accounting firm. We can provide no assurance that these results will not be subject to adjustment or reclassification upon completion of the audit.

Atrium will hold a conference call at 10:00 a.m. (central) on Friday, November 12, 2004 to discuss its third quarter and year-to-date results. The call-in number is (888) 230-1074 (reference "Atrium Third Quarter Earnings"). A replay will be available at 1:30 p.m. (central) on November 12, 2004 and will run until 11:59 p.m. (central) on November 26, 2004. The replay call-in number is (800) 475-6701, access code 753304.

Atrium, based in Dallas, Texas, is one of the largest manufacturers and suppliers of residential windows in North America, with pro forma net sales exceeding $775 million for the last twelve months, approximately 7,000 employees and 80 manufacturing facilities and distribution centers in 22 states and Mexico.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in Atrium's filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company's Chief Financial Officer.

ATRIUM COMPANIES, INC.
SELECTED FINANCIAL RESULTS
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Reported:
Net sales	$197,431	$166,873	$535,849	$442,237
Gross profit	59,800	54,959	161,824	142,532
Net income	8,259	10,899	11,090	17,803
EBITDA (1)	25,583	24,789	62,028	57,851

Pro forma:
Net sales	$209,451	$209,576	$590,070	$568,308
Gross profit	62,153	68,667	175,471	180,546
Net income	8,417	14,244	12,256	23,774
EBITDA (1)	26,248	31,120	66,327	72,768

ATRIUM COMPANIES, INC.
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Reported:
Net income	$8,259	$10,899	$11,090	$17,803
Interest expense	9,110	8,329	26,612	25,025
Income taxes	265	343	505	650
Depreciation and amortization	7,412	4,388	20,043	12,577
Securitization expense	327	355	841	868
Stock compensation expense	-	100	-	553
Special charges	210	375	2,937	375
EBITDA (1)	$25,583	$24,789	$62,028	$57,851

Pro forma:
Net income	$8,417	$14,244	$12,256	$23,774
Interest expense	9,255	8,718	27,192	26,649
Income taxes	361	1,679	1,222	3,082
Depreciation and amortization	7,637	6,091	21,573	17,845
Securitization expense	368	388	1,147	1,165
Stock compensation expense	-	-	-	253
Special charges	210	-	2,937	-
EBITDA (1)	$26,248	$31,120	$66,327	$72,768

(1) EBITDA, for purposes of this press release, is defined as earnings before interest, securitization expense, income taxes, depreciation and amortization, stock compensation expense and special charges. The special charges included in the definition of EBITDA were incurred as a result of the December 2003 sale of the Company. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance and the levels of certain relative credit statistics. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.